August 5, 2024

BofA Securities, Inc. One Bryant Park New York, New York 10036	Bank of America, N.A. One Bryant Park New York, New York 10036
Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013	Citibank, N.A. 390 Greenwich Street New York, New York 10013
MUFG Securities Americas Inc. 1221 Avenue of the Americas, 6th Floor New York, New York 10020	MUFG Securities EMEA plc Ropemaker Place, 25 Ropemaker Street London EC27 9AJ, United Kingdom
RBC Capital Markets, LLC Brookfield Place 200 Vesey Street, 8th Floor New York, New York 10281	Royal Bank of Canada Brookfield Place 200 Vesey Street, 8th Floor New York, New York 10281
Scotia Capital (USA) Inc. 250 Vesey Street New York, New York 10281	The Bank of Nova Scotia 44 King Street West Toronto, Ontario M5H 1H1, Canada
Wells Fargo Securities, LLC 500 West 33rd Street, 14th Floor New York, New York 10001	Wells Fargo Bank, N.A. 500 West 33rd Street, 14th Floor New York, New York 10001

Ladies and Gentlemen:
I have acted as counsel for TNMX Energy, Inc. (formerly PNM Resources, Inc.), a New Mexico corporation (the “Company”), in connection with the public offering of up to $300,000,000 aggregate gross sales price of shares (the “Shares”) of the Company’s common stock, without par value (“Common Stock”), all of which are to be offered and sold by the Company from time to time pursuant to the terms of the Distribution Agreement, dated May 6, 2024, as amended on the date hereof (as amended, the “Agreement”), by and among the Company and each of BofA Securities, Inc., Citigroup Global Markets Inc., MUFG Securities Americas Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (and certain of their respective affiliates) (individually, an “Agent” and, collectively, the “Agents”), which, among other things, contemplates that the Company may from time to time enter into one or more letter agreements with each of Bank of America, N.A., Citibank, N.A., MUFG Securities

August 5, 2024

EMEA plc, Royal Bank of Canada, The Bank of Nova Scotia and Wells Fargo Bank, N.A. (the “Confirmations,”) the form of which is attached as Exhibit B of the Agreement. Unless otherwise defined herein, terms used herein have the meanings set forth in the Agreement.
This opinion letter is delivered to you at the request of the Company pursuant to Section 5(a)(ii) of the Agreement.
In the capacity described above, I have examined originals or copies of the following documents, which are referred to herein collectively as the “Transaction Documents”:
(a)the Registration Statement, the Base Prospectus, the Prospectus Supplement and and Supplement No. 1, dated August 5, 2024, to the Prospectus Supplement (“Supplement No. 1,” together with the Base Prospectus and the Prospectus Supplement, the “Prospectus”); and
(b)the Agreement and the form of the Confirmation.
In connection with the opinions rendered below, I have also examined copies of the following documents (together with the Transaction Documents, the “Subject Documents”):
(a)the Restated Articles of Incorporation of the Company, as filed with the Office of the New Mexico Secretary of State (the “NMSOS”) on August 5, 2024 and effective as of August 5, 2024 (the “Restated Articles”);
(b)the Bylaws, as amended, of the Company and in effect as of the date hereof;
(c)resolutions of (i) the Board of Directors of the Company (“Board”) adopted at a meeting held on December 5, 2023 and (ii) the pricing committee of the Board adopted by unanimous consent on May 3, 2024 authorizing the transactions contemplated by the Agreement and Confirmations (the “Board Resolutions”); and
(d)a certificate of good standing with respect to the Company, issued by the NMSOS.
In addition, I have examined such other records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
As to questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon and assumed the accuracy of, with your permission, the statements and certifications in the Subject Documents and upon other certificates of the Company and of its officers, and certificates and comparable documents of public officials.
In making the examinations of the Agreement and the form of Confirmation and the other documents described above, I have assumed (i) the genuineness of all signatures (other than the signatures of the Company), (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to me as originals, (iv) the conformity to original documents of all documents submitted to me as certified or photostatic copies (including telecopies) and the

August 5, 2024

authenticity of the originals of such documents, (v) the correctness of all statements of fact contained in all such original documents, (vi) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof (other than the authorization, execution and delivery of documents by the Company), (vii) that all parties (other than the Company) to the Transaction Documents (x) are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization; and (y) have the requisite power and authority to execute and deliver the documents and agreements discussed herein and to perform their respective obligations under the documents and agreements discussed herein to which they are a party; (viii) prior to the issuance and sale of Shares under the Agreement and any Confirmation, the Pricing Committee (as defined in the Board Resolutions) will determine the price and certain other terms of issuance of such Shares in accordance with such resolutions (such Pricing Committee resolutions, together with the Board Resolutions (the “Corporate Proceedings”) and (ix) no party nor any other person has acted in a manner, and no other event has occurred, since the date of the execution, adoption, effectiveness or delivery of the Subject Documents, or any other document reviewed by me having a date prior to the date hereof, as the case may be, that would effect an amendment, modify the interpretation thereof or cause any statement made therein not to be true and complete.
No opinion is expressed regarding compliance with covenants in any agreement to which the Company or any of its subsidiaries is a party incorporating calculations of a financial or accounting nature. I have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency covered by this opinion letter.
In rendering my opinions set forth below, I have, with your approval, assumed without independent verification that the Agents, the Forward Purchasers, the Forward Sellers and the Company have complied and will comply with their respective representations, warranties and agreements, if any, in the Agreement and any Confirmation and that the offer, issuance, sale and delivery of the Shares will be carried out in the manner described in the Registration Statement.
I express no opinion herein concerning any laws other than the internal laws of the State of New Mexico, and my opinion does not address (i) securities laws or regulations, (ii) pension or employee benefit laws or regulations, (iii) anti-trust or unfair competition laws or regulations, (iv) tax laws or regulations, (v) environmental, land use or subdivision laws or regulations, (vi) health or safety laws or regulations, or (vii) any action, consent, approval, filing, recording or registration by or with any governmental body, agency or official that may be required under any of the foregoing items (i) through (vi).
On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, I am of the opinion that, as of the date hereof:
1.    The Company is a corporation validly existing and in good standing under the laws of the State of New Mexico. The Company has the corporate power to own its properties and conduct its business as described in the Registration Statement and the Prospectus and to enter into and to perform its obligations under, or as contemplated by, the Agreement and any Confirmation (assuming such Confirmation is executed in accordance with the terms of the Agreement and in the form attached as Exhibit B to the Agreement). The Company is duly qualified to do business

August 5, 2024

as a foreign corporation in good standing under the laws of each jurisdiction which requires such qualification where the failure to be so qualified would, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect.
2.    The Company has an authorized capitalization as set forth in each of the Registration Statement and the Prospectus, in each case as modified by the Restated Articles. The Shares of Common Stock issuable by the Company pursuant to the Agreement and any Confirmation have been duly and validly authorized and, when issued and delivered and paid for in accordance with the terms of the Agreement, such Confirmation and the Corporate Proceedings, will be fully paid and non-assessable.
3.    The Agreement has been duly and validly authorized, executed and delivered by the Company.
4.    Each Confirmation (if any) when executed by a duly authorized officer of the Company, will be duly authorized, executed and delivered by the Company.
5.    To my knowledge after reasonable inquiry, and except as described in each of the Registration Statement and the Prospectus, (A) no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its property is pending or threatened that (1) could reasonably be expected to have a material adverse effect on the performance of the Agreement or any Confirmation or the consummation of any of the transactions contemplated thereby or (2) could reasonably be expected to have a Material Adverse Effect; and (B) no labor disturbance by or dispute with the employees of the Company exists or is threatened or is imminent that could reasonably be expected to have a Material Adverse Effect.
6.    No consent, approval, authorization, filing with or order of any court or governmental agency or body of the State of New Mexico is required to be obtained by the Company for the execution and delivery by the Company of the Agreement or any Confirmation, for the performance by the Company of its obligations thereunder, or in connection with the transactions contemplated therein, except as may be required under New Mexico securities or blue sky laws, as to which such counsel expresses no opinion.
7.    None of the execution, delivery and performance of the Agreement or any Confirmation by the Company, the issuance and sale of the Shares of Common Stock pursuant to the Agreement, the compliance by the Company with the Agreement and any Confirmation, or the consummation of the transactions therein contemplated and the application of the proceeds from the sale of shares of Common Stock as described under “Use of Proceeds” in each of the Registration Statement and Prospectus, will (i) violate the charter, bylaws, or other organizational documents of the Company or any of its subsidiaries, (ii) violate any applicable law or regulation of the State of New Mexico, (iii) violate or constitute a default under any order, decree, injunction or judgment (each an “Order”) or any material credit agreement, mortgage, deed of trust, contract, indenture or other agreement or instrument (each a “Material Agreement”), in each case known to me after reasonable inquiry and to which the Company is a party or by which the Company or its properties may be bound or (iv) to my knowledge after reasonable inquiry, result in the creation or imposition of any lien on any asset of the Company or its subsidiaries pursuant to the terms of any Order or Material Agreement.

August 5, 2024

For purposes of my opinion in paragraphs 7(iii) and 7(iv), (A) I have assumed that the Agreement and any Confirmation (if any) will be enforced in accordance with its terms, regardless of the law governing the interpretation thereof, and (B) I express no opinion as to a default under the Agreement or any Confirmation (if any) insofar as such default arises under a covenant of a financial or numerical nature or requiring computation.
This opinion letter is being furnished only to the Agents and only for the purpose referred to in the first paragraph of this opinion letter, and this opinion letter is not to be furnished to any other person or entity or relied upon by any other person or for any other person without my prior written consent, except that this opinion letter may be disclosed on a non-reliance basis to regulators or as otherwise required by law.
The opinions set forth herein are made as of the date hereof, and I assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if I become aware after the date hereof of any facts that might change the opinions expressed herein.

Very truly yours, By: /s/ Leonard D. Sanchez Leonard D. Sanchez Associate General Counsel TXNM Energy, Inc.